Exhibit 99.1

News Release

Schering-Plough Corporation

2000 Galloping Hill Road

Kenilworth, New Jersey 07033-0530

For Release: IMMEDIATELY Contact: Denise K. Foy

(908) 298-7616

SCHERING-PLOUGH INCREASES LITIGATION RESERVES

KENILWORTH, N.J., Feb. 25, 2003 - Schering-Plough Corporation (NYSE: SGP) today announced it has increased its litigation reserves related to previously reported investigations by the United States Attorney's Offices for the District of Massachusetts and for the Eastern District of Pennsylvania into the company's marketing, sales and clinical trial practices by $150 million as a result of additional information and ongoing review of these matters. Accordingly, the company is changing its previously reported fourth quarter and full-year 2002 results to reflect the adjustment to its litigation reserves.

This change is reflected in the attached tables.

The increased litigation reserves reflect an adjustment to the company's estimate of its minimum liability relating to those investigations, in compliance with generally accepted accounting principles (GAAP). Under GAAP, companies are required to estimate and recognize a minimum liability when a loss is probable but no better estimate of the loss can be made. Also, under GAAP, the company is required to recognize this liability in its 2002 results. The company notes that its total reserve reflects an estimate and that any final settlement or adjudication of any of these matters could possibly be less than or could materially exceed the aggregate liability accrued by the company and could have a material adverse effect on the results of operations or financial condition of the company. This adjustment is consistent with the company's policy of reviewing regularly the status of pending actions and investigations and making adjustments as appropriate.

The company has previously disclosed information about these investigations in various financial filings, including Form 10-Q for the quarterly period ended Sept. 30, 2002. The company expects to file today a Form 8-K in conjunction with this press release.

DISCLOSURE NOTICE: The adjustment of the company's litigation reserves is based on the company's current understanding of the investigations and its estimate of possible outcomes, which may change from time to time. The reader of this release should understand that any settlement or adjudication of these investigations could include the commencement of civil and/or criminal proceedings involving the imposition of substantial fines materially in excess of the amounts accrued, penalties and injunctive or administrative remedies resulting from exclusion from government reimbursement programs, and furthermore that such resolution of these matters, individually or in the aggregate, could have a material adverse effect on the company's results of operations or financial condition. For further details and a discussion of these and other risks and uncertainties, see the company's 2001 annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.

Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

SCHERING-PLOUGH CORPORATION

(Amounts in millions, except per share figures)

	Fourth Quarter
	Reported		Adjusted
	2002	Adjustment	2002

Net Sales	$2,370		$2,370
Costs and Expenses:
Cost of Sales	607		607
Selling, General and Administrative	897		897
Research and Development	409		409
Other, Net	(98)	$ 150	52

	1,815	150	1,965

Income Before Income Taxes	555	(150)	405
Income Taxes	127	(35)	92
Net Income	$ 428	$ (115)	$ 313

Diluted Earnings per
Common Share	$ 0.29	$(0.08)	$ 0.21

Effective Tax Rate	23.0%		23.0%
Average Common Shares Outstanding - Diluted	1,469		1,469

SCHERING-PLOUGH CORPORATION

(Amounts in millions, except per share figures)

	Twelve Months
	Reported		Adjusted
	2002	Adjustment	2002

Net Sales	$10,180		$10,180
Costs and Expenses:
Cost of Sales	2,505		2,505
Selling, General and Administrative	3,681		3,681
Research and Development	1,425		1,425
Other, Net	(144)	$ 150	6

	7,467	150	7,617

Income Before Income Taxes	2,713	(150)	2,563
Income Taxes	624	(35)	589
Net Income	$2,089	$(115)	$1,974

Diluted Earnings per
Common Share	$ 1.42	$(0.08)	$ 1.34

Effective Tax Rate	23.0%		23.0%
Average Common Shares Outstanding - Diluted	1,470		1,470

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